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FOR IMMEDIATE RELEASE


                BERKSHIRE HILLS BANCORP, INC. ANNOUNCES SEC SHELF
                              REGISTRATION FILING


PITTSFIELD, MA September 12, 2006 - Berkshire Hills Bancorp, Inc. (the "Company") (NASDAQ:BHLB), the holding company for Berkshire Bank (the "Bank"), announced that the Company has filed a shelf registration statement with the Securities and Exchange Commission, covering up to $125 million in debt securities, common stock, or preferred stock that may be offered from time to time.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

BACKGROUND


Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branches serving communities throughout Western Massachusetts and Northeastern New York. The Bank is transitioning into a regional bank and is positioning itself as the financial institution of choice in its retail and commercial markets, delivering exceptional customer service and a broad array of competitively priced deposit, loan, insurance, wealth management and trust services, and investment products.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30, September 30, and in its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange

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Commission's Internet Web site (WWW.SEC.GOV) and to which reference is hereby
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made. Therefore, actual future results may differ significantly from results discussed in these forward-looking statements.


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Media Contact:
Wayne F. Patenaude
Senior Vice President, Treasurer and Chief Financial Officer
Berkshire Hills Bancorp, Inc.
(413) 236-3195